Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-193958

December 15, 2016

UNITEDHEALTH GROUP INCORPORATED

FINAL TERM SHEET

Dated December 15, 2016

$750,000,000 3.450% NOTES DUE JANUARY 15, 2027

$750,000,000 4.200% NOTES DUE JANUARY 15, 2047

Issuer:	UnitedHealth Group Incorporated

Ratings (Moody’s / S&P / Fitch)*:	A3 / A+ / A- (each with negative outlook)

Note Type:	SEC Registered (No. 333-193958)

Trade Date:	December 15, 2016

Settlement Date (T+3):	December 20, 2016

Maturity Date:	January 15, 2027 (the “2027 Notes”) January 15, 2047 (the “2047 Notes”)

Principal Amount Offered:	$750,000,000 (2027 Notes) $750,000,000 (2047 Notes)

Price to Public (Issue Price):	99.896% (2027 Notes) 99.253% (2047 Notes)

Net Proceeds (Before Expenses) to Issuer:	$745,845,000 (99.446%) (2027 Notes) $738,772,500 (98.503%) (2047 Notes)

Interest Rate:	3.450% (2027 Notes) 4.200% (2047 Notes)

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2017 (2027 Notes) January 15 and July 15, commencing July 15, 2017 (2047 Notes)

Regular Record Dates:	January 1 and July 1 (2027 Notes) January 1 and July 1 (2047 Notes)

Benchmark:	T 2.000% due November 15, 2026 (2027 Notes) T 2.250% due August 15, 2046 (2047 Notes)

Benchmark Price and Yield:	94-22; 2.612% (2027 Notes) 81-31+; 3.194% (2047 Notes)

Spread to Benchmark:	+85 basis points (2027 Notes) +105 basis points (2047 Notes)

Re-offer Yield:	3.462% (2027 Notes) 4.244% (2047 Notes)

Optional Redemption Provisions:

Make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points (2027 Notes).

Prior to July 15, 2046 (six months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 20 basis points; par call on and after July 15, 2046 (2047 Notes).

Change of Control:	If a Change of Control Triggering Event occurs, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.

CUSIP / ISIN:	91324P CW0 / US91324PCW05 (2027 Notes) 91324P CX8 / US91324PCX87 (2047 Notes)

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:

Academy Securities, Inc.

Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

Goldman, Sachs & Co.

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC Regions Securities LLC SunTrust Robinson Humphrey, Inc. The Huntington Investment Company U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322, Citigroup Global Markets Inc. toll-free at (800) 831-9146 and J.P. Morgan Securities LLC collect at (212) 834-4533.

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